Exhibit 99.1

Lifeway Foods Completes Acquisition of Certain GlenOaks Farms’ Assets

Acquires Certain Assets of California-Based Probiotic Drinkable Yogurt Brand to Capitalize on Demand for Local Brands in the West

Morton Grove, IL — August 18, 2021— Lifeway Foods, Inc. (Nasdaq: LWAY) (“Lifeway” or “the Company”), the leading U.S. supplier of kefir and fermented probiotic products to support the microbiome, announced today that it has completed the acquisition of certain assets of the privately-held, California-based GlenOaks Farms, Inc., a respected and pioneering probiotic drinkable yogurt brand founded in 1984. The all-cash transaction is for certain GlenOaks Farms assets with a purchase price of $5.8m subject to other adjustments as provided by the agreement. GlenOaks Farms’ unaudited annual gross sales in 2020 was approximately $6.9 million.

“We are energized and ready to integrate the GlenOaks Farms brand into the Lifeway family of brands as part of our strategy to dominate the probiotic drinkables category,” remarked Lifeway president and CEO Julie Smolyansky. “This acquisition gives us regional strength in the West to accompany our Fresh Made brand in the East and the dominant national presence of Lifeway. We will continue to expand our shelf space to offer customers the best selection of kefir, probiotic drinkable yogurt and farmer cheese through these verticals. The potential R&D, transportation and operational benefits made possible by this transaction will help Lifeway grow and support our mission to make the highest quality probiotic products accessible to all and further democratize healthy eating.”

•	The acquisition is anticipated to be accretive to earnings per share.
•	Lifeway plans to leverage existing selling and administrative infrastructure to increase cash flow from operations upon acquisition.
•	Lifeway sees the opportunity to expand GlenOaks to retailers and channels that have not yet been served.
•	As the leader in the U.S. drinkable kefir market, Lifeway now has increased portfolio diversification with entry into the probiotic drinkable yogurt market, which will be supported by the brand’s existing strength in probiotic drinkables.
•	GlenOaks already has strong distribution in California and the West at Albertsons, Safeway, Lucky, Raley’s and more. Lifeway plans to ramp up marketing efforts to expand consumer demographics and reach more communities with GlenOaks products.

Lifeway recently announced that revenue growth surged 16.6% in the second quarter of 2021, marking its 7th consecutive quarter-over-quarter increase. Health and wellness through nutrition has been at the forefront of consumers’ minds, and a recent study has suggested that kefir may limit proinflammatory cytokines in COVID-19 patients. The growth of scientific interest in fermented foods and their impact on microbiome diversity was reported on recently by the New York Times in an article that reinforces the renewed interest in probiotic dietary staples such as kefir and yogurt. Further, this acquisition of a California-based brand dovetails with Lifeway’s strategic plan to continue sales growth and expand shelf presence in California and the West, as research shows there is an the increased consumer focus on local and regionally produced products.

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About GlenOaks Farms, Inc.

GlenOaks Farms is known as a pioneer in California’s better-for-you foods space, introducing their first drinkable yogurt in 1984. Since then, the company has been working to bring the most delicious probiotic drinkable yogurt to a growing number of loyal customers in California and beyond. As a regional leader in probiotic drinkables, GlenOaks Farms has a proud legacy and commitment to quality. Learn more at glenoaksyogurt.com.

About Lifeway Foods, Inc.

 Lifeway Foods, Inc., which has been recognized as one of Forbes' Best Small Companies, is America's leading supplier of the probiotic, fermented beverage known as kefir. In addition to its line of drinkable kefir, the company also produces cheese and a ProBugs line for kids. Lifeway's tart and tangy fermented dairy products are now sold across the United States, Mexico, Ireland, France and the United Kingdom. Learn how Lifeway is good for more than just you at lifewayfoods.com.

Forward-Looking Statements

This release (and oral statements made regarding the subjects of this release) contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, future operating and financial performance, product development, market position, business strategy and objectives. These statements use words, and variations of words, such as “continue,” “build,” “future,” “increase,” “drive,” “believe,” “look,” “ahead,” “confident,” “deliver,” “outlook,” “expect,” and “predict.” Other examples of forward looking statements may include, but are not limited to, (i) statements of Company plans and objectives, including the introduction of new products, or estimates or predictions of actions by customers or suppliers, (ii) statements of future economic performance, and (III) statements of assumptions underlying other statements and statements about Lifeway or its business. You are cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events and thus are inherently subject to uncertainty. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from Lifeway’s expectations and projections. These risks, uncertainties, and other factors include: price competition; the decisions of customers or consumers; the actions of competitors; changes in the pricing of commodities; the effects of government regulation; possible delays in the introduction of new products; and customer acceptance of products and services. A further list and description of these risks, uncertainties, and other factors can be found in Lifeway’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and the Company’s subsequent filings with the SEC. Copies of these filings are available online at https://www.sec.gov, http://lifewaykefir.com/investor-relations/, or on request from Lifeway. Information in this release is as of the dates and time periods indicated herein, and Lifeway does not undertake to update any of the information contained in these materials, except as required by law. Accordingly, YOU SHOULD NOT RELY ON THE ACCURACY OF ANY OF THE STATEMENTS OR OTHER INFORMATION CONTAINED IN ANY ARCHIVED PRESS RELEASE.

Media:

Derek Miller

Vice President of Communications, Lifeway Foods

Email: derekm@lifeway.net

For general Lifeway Foods inquiries:

info@lifeway.net

Phone: 847-967-1010

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